PFG	12500 West Creek Parkway
Richmond, VA 23238
Phone (804) 484-7700
FAX (804) 484-7701
NEWS RELEASE

FOR MORE INFORMATION, CONTACT:	John D. Austin Senior Vice President and Chief Financial Officer (804) 484-7753

PERFORMANCE FOOD GROUP REPORTS 2003 NET SALES OF $5.5 BILLION, REFLECTING A 24% INCREASE

  Net sales for full year increased 24% to $5.5 billion.
  Net earnings and earnings per share diluted for full year were up 12% and 8%, respectively.

RICHMOND, Va. - (Feb. 3, 2004) - Performance Food Group (Nasdaq/NM:PFGC) today announced strong net sales in the fourth quarter and year-ended 2003. While net earnings and net earnings per share diluted were down for the quarter, net earnings were up 12% and net earnings per share diluted were up 8% for the full year 2003.

Sales for the fourth quarter of 2003 amounted to $1.5 billion, up 24% from $1.2 billion in the year-earlier period. The Company's 2003 fiscal year included a 53rd week, which contributed approximately $101 million, or 8%, to sales growth for the quarter. All of the Company's sales increase for the quarter represented internal growth. Inflation for the quarter was approximately 5%. Fourth quarter 2003 net earnings of $12.2 million were 30% below the $17.5 million recorded in 2002. Net earnings per share diluted for the fourth quarter 2003 totaled $0.26, down 30% from $0.37 in the year-earlier period.

Sales for the full year amounted to $5.5 billion, up 24% from $4.4 billion in the year-earlier period. For the full year 2003, internal growth amounted to approximately 17%, while acquisitions contributed the remaining 7% to sales growth. Inflation for 2003 amounted to approximately 2%. The 53rd week of sales contributed approximately 2% to sales growth for the full year of 2003. Net earnings for 2003 increased 12% to $74.2 million compared to $66.5 million a year ago. Net earnings per share diluted increased 8% to $1.54 versus $1.42 per share diluted in the year-earlier period.

C. Michael Gray, President and Chief Executive Officer, remarked, "In spite of a number of factors which negatively impacted our financial results in the fourth quarter of 2003, the $5.5 billion in net sales was an all-time high for us. I am especially gratified with the efforts our associates put forth in carrying out their jobs during this year. 2003 represented the 9th consecutive year in which net sales and net earnings have increased compared with the prior year. We are focused on addressing our near-term challenges and we continue to be confident that our business strategies are sound and will ultimately reward both our shareholders and associates."

Fresh-cut Division

Fresh-cut sales grew 20% for the fourth quarter and 12% for the full year over the same prior-year periods. The 53rd week contributed approximately 8% to sales growth for the quarter and 2% for the year. Inflation amounted to 7% and 1% for the quarter and year, respectively. The division continued to gain market share in the retail channel, driven primarily by the addition of new salad blends. Consumers' demands for healthy menu choices also continues to drive growth in the foodservice channel with the addition of premium salad and fruit items. However, the Company's fresh-cut division was negatively impacted in December by increased raw product costs, which the Company could only partially offset by price increases to both retail and foodservice customers. In addition, both retail and foodservice volumes declined in the last few weeks of December versus trends throughout the fourth quarter. The fresh-cut division continued to be impacted during the quarter by production inefficiencies; however, the division did see some improvement in productivity in its tender leaf production lines during the quarter. The fresh-cut division was also negatively impacted by increased estimated costs related to workers' compensation and auto liability.

Broadline Division

In the Company's broadline division, internal sales grew approximately 21% over the prior year quarter and 12% over the prior year. The impact of the 53rd week added approximately 8% to sales growth for the quarter and 2% to the year. In addition, inflation represented approximately 7% and 4% for the quarter and year, respectively. The division continues to grow well in excess of estimated industry growth. This growth continues to be driven by the addition of sales representatives and growth in sales of our proprietary brands, which now represent 23% of broadline street sales. Actual results for December for the division, which were anticipated to represent a significant portion of the quarter's results, were significantly below expectations. Also during the fourth quarter, the division's gross margin was negatively impacted, due in part to the significant amount of inflation during the quarter, and in particular the month of December, that was not completely passed through to customers and to the devaluation in meat inventory in late December. The broadline division was also negatively impacted by the results of operations of Quality Foods. The Company has made significant management changes and expects to add a significant amount of multi-unit business at Quality Foods in 2004. The division was also negatively impacted by additional estimated costs related to workers' compensation and auto liability. These issues were offset in part by the recovery of insurance proceeds related to the ammonia leak in 2002 at the Company's Springfield Foodservice facility.

Customized Distribution Division

In the Company's customized distribution division, sales for the fourth quarter increased 33% over the prior year quarter and 28% for the full year compared to the prior year. The effect of the 53rd week contributed approximately 10% and 3% to sales growth for the quarter and year, respectively. Inflation amounted to approximately 1% for the quarter and was nominal for the full year. Sales growth continued to be strong as a result of the addition of approximately $410 million of annualized new business rolled out in late 2002 and the first half of 2003. The division has started construction of a new distribution facility in the upper Midwest that will provide additional capacity for growth. The division's results of operations were negatively impacted by increased costs related to workers' compensation and auto liability and by costs related to the labor dispute at the Company's Elkton, Maryland distribution facility. The Company is continuing to negotiate with the drivers' bargaining unit to reach a mutually satisfactory resolution.

2004 Outlook

Based on the Company's current view of its business, the Company expects 2004 to be another year of solid earnings growth. The Company anticipates internal sales growth in the high single digits to low double digits, based on 2003 results adjusted for the impact of the 53rd week. Results of operations will be impacted in 2004 by certain of the challenges discussed above. In the Company's fresh-cut division, the effect of production inefficiencies are expected to impact the first half of 2004; however, the unprecedented level of raw product disruption is not expected to continue. As such, the Company anticipates a more normal year in 2004 relative to raw product costs. In the broadline division, the Company expects Quality Foods to continue to negatively impact the Company's results of operations; however, based on the steps taken to date those results should improve throughout 2004. The Company also expects the first quarter to be negatively impacted by the unusually high inflation experienced in the fourth quarter, and particularly the month December, until those costs are effectively passed through to customers. Additionally, the first quarter will be impacted by start-up costs associated with new multi-unit business that is anticipated to be added in the quarter. Lastly, in the customized distribution division, the Company expects the incremental costs related to the labor dispute to continue through at least the first part of 2004. In addition, a primary area of focus for 2004 will be adding new capacity to handle future growth as a result of the significant amount of new business added near the beginning of 2003. Until this additional capacity is available, the rate of sales growth in the customized division will be lower than historical levels. While the Company expects to make progress throughout the year, certain of these challenges will have a greater impact on the first half of 2004, combined with the fact that the first quarter is traditionally the slowest period in the foodservice business.

As a result, the Company anticipates net earnings per share diluted will be in the range of $1.62 to $1.72 for the full year of 2004 and in the range of $0.13 to $0.16 for the first quarter, $0.50 to $0.54 in the second quarter, $0.52 to $0.56 in the third quarter and $0.42 to $0.46 in the fourth quarter. Based on these anticipated results, the Company's convertible notes are expected to be anti-dilutive for the first quarter but dilutive for the full year. Depreciation is expected to amount to $50 to $55 million, amortization approximately $10 million and capital expenditures to be $120 to $140 million.

Mr. Gray concluded, "Although the 8% increase in earnings per share for 2003 did not meet our expectations, the strength of our business is demonstrated by our ability to increase sales throughout all of our divisions in a challenging environment. We have continued to significantly outpace the growth of the industry. We are working our way through our near-term operational challenges and we will be a stronger, more productive company as a result. As the economy improves and we put these challenges behind us, we expect to be able to demonstrate solid earnings growth in 2004 and beyond."

Performance Food Group markets and distributes more than 61,000 national and private label food and food-related products to approximately 46,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. For more information on Performance Food Group, visit www.pfgc.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic condition; the relatively low margins and economic sensitivity of the foodservice business; the Company's reliance on major customers; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company's ability to successfully develop, market and meet demand for new products; the Company's ability to realize benefits from additional processing capacity; management of the Company's planned growth; and the effect of the Company's identification of certain accounting errors on its anticipated results of operations, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.

Performance Food Group Company Unaudited Financial Highlights

	Three Months Ended

	Jan. 3, 2004	Dec. 28, 2002
Net sales	$1,495,489,000	$1,203,578,000
Net earnings	$12,223,000	$17,454,000
Net earnings per share:
Basic	$0.27	$0.39
Diluted	$0.26	$0.37
Weighted average number of shares outstanding:
Basic	45,841,000	45,173,000
Diluted	47,181,000	52,696,000

	Twelve Months Ended

	Jan. 3, 2004	Dec. 28, 2002

Net sales	$5,519,811,000	$4,438,383,000
Net earnings	$74,191,000	$66,476,000
Net earnings per share:
Basic	$1.63	$1.50
Diluted	$1.54	$1.42
Weighted average number of shares outstanding:
Basic	45,583,000	44,445,000
Diluted	53,002,000	52,047,000

Performance Food Group Company Condensed Consolidated Balance Sheet and Income Statement (Unaudited) January 3, 2004 (In thousands, except net earnings per common share)

Assets	Jan. 3, 2004	Dec. 28, 2002
Cash and cash equivalents	$38,916	$33,660
Accounts and notes receivable, net, including
retained interest in securitized receivables	242,340	220,676
Inventories	257,198	239,846
Other current assets	43,421	34,964
Total current assets	581,875	529,146
Property, plant and equipment, net	363,052	293,994
Goodwill, net	582,966	575,464
Other intangible assets, net	196,814	205,497
Other assets	11,761	13,616
Total assets	$1,736,468	$1,617,717

Liabilities and Shareholders' Equity
Checks in excess of deposits	$81,797	$74,759
Trade accounts payable	235,392	236,438
Current installments of long-term debt	1,358	2,504
Other current liabilities	150,377	134,363
Total current liabilities	468,924	448,064
Long-term debt, excluding current installments	353,919	370,095
Deferred income taxes	109,810	84,689
Shareholders' equity	803,815	714,869
Total liabilities and shareholders' equity	$1,736,468	$1,617,717

	Three Months Ended				Twelve Months Ended

	Jan. 3, 2004		Dec. 28, 2002		Jan. 3, 2004		Dec. 28, 2002

Net sales	$1,495,489	100.0%	$1,203,578	100.0%	$5,519,811	100.0%	$4,438,383	100.0%
Cost of goods sold	1,270,679	85.0%	1,006,759	83.6%	4,665,275	84.5%	3,717,445	83.8%
Gross profit	224,810	15.0%	196,819	16.4%	854,536	15.5%	720,938	16.2%
Operating expenses	200,056	13.3%	163,284	13.6%	715,806	13.0%	595,240	13.4%
Operating profit	24,754	1.7%	33,535	2.8%	138,730	2.5%	125,698	2.8%
Other income (expense):
Interest expense	(4,664)		(5,391)		(19,123)		(18,763)
Loss on sale of receivables	(585)		(457)		(1,765)		(1,832)
Other, net	209		240		1,821		1,259
Other expense, net	(5,040)	0.4%	(5,608)	0.5%	(19,067)	0.3%	(19,336)	0.4%
Earnings before income taxes	19,714	1.3%	27,927	2.3%	119,663	2.2%	106,362	2.4%
Income taxes	7,491	0.5%	10,473	0.9%	45,472	0.9%	39,886	0.9%
Net earnings	$12,223	0.8%	$17,454	1.4%	$74,191	1.3%	$66,476	1.5%

Weighted average common
shares outstanding	45,841		45,173		45,583		44,445

Basic net earnings per common share	$0.27		$0.39		$1.63		$1.50

Weighted average common shares and
dilutive potential common shares outstanding	47,181		52,696		53,002		52,047

Diluted net earnings per common share	$0.26		$0.37		$1.54		$1.42

Performance Food Group Company 2003 Compared to 2002 4th Quarter Segment Disclosure

2003	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Fourth Quarter

Net external sales	$767,130	$491,599	$236,760	$-	$1,495,489
Intersegment sales	355	73	3,943	(4,371)	-
Total sales	767,485	491,672	240,703	(4,371)	1,485,489
Operating profit	17,574	3,194	8,635	(4,649)	24,754
Operating profit margin	2.29%	0.65%	3.59%	-	1.66%
Total assets	795,566	147,233	667,698	125,971	1,736,468
Interest expense (income)	3,148	85	4,892	(3,461)	4,664
Loss (gain) on sale of receivables	1,624	563	-	(1,602)	585
Depreciation	3,558	1,033	6,322	643	11,556
Amortization	977	-	1,131	-	2,108
Capital expenditures	21,219	2,394	18,906	791	43,310

2002	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Fourth Quarter

Net external sales	$634,889	$370,879	$197,810	$-	$1,203,578
Intersegment sales	229	-	3,551	(3,780)	-
Total sales	635,118	370,879	201,361	(3,780)	1,203,578
Operating profit	20,349	3,959	13,114	(3,887)	33,535
Operating profit margin	3.20%	1.07%	6.51%	-	2.79%
Total assets	739,574	125,325	610,267	142,551	1,617,717
Interest expense (income)	3,868	103	4,827	(3,407)	5,391
Loss (gain) on sale of receivables	1,187	351	-	(1,081)	457
Depreciation	3,328	888	5,142	426	9,784
Amortization	853	-	1,139	304	2,296
Capital expenditures	1,458	1,988	9,624	1,984	15,054

Performance Food Group Company 2003 Compared to 2002 Year-To-Date Segment Disclosure

2003	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Year-to-Date

Net external sales	$2,804,921	$1,797,871	$917,019	$-	$5,519,811
Intersegment sales	1,056	348	16,352	(17,756)	-
Total sales	2,805,977	1,798,219	933,371	(17,756)	5,519,811
Operating profit	69,664	19,704	66,405	(17,043)	138,730
Operating profit margin	2.48%	1.10%	7.11%	-	2.51%
Total assets	795,566	147,233	667,698	125,971	1,736,468
Interest expense (income)	13,599	325	19,057	(13,858)	19,123
Loss (gain) on sale of receivables	5,674	2,182	-	(6,091)	1,765
Depreciation	14,038	3,741	22,998	2,134	42,911
Amortization	3,793	-	4,525	-	8,318
Capital expenditures	32,250	21,577	55,846	3,146	112,819

2002	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Year-to-Date

Net external sales	$2,204,130	$1,409,594	$824,659	$-	$4,438,383
Intersegment sales	677	-	12,343	(13,020)	-
Total sales	2,204,807	1,409,594	837,002	(13,020)	4,438,383
Operating profit	55,232	15,903	68,543	(13,980)	125,698
Operating profit margin	2.51%	1.13%	8.19%	-	2.83%
Total assets	739,574	125,325	610,267	142,551	1,617,717
Interest expense (income)	10,704	468	20,545	(12,954)	18,763
Loss (gain) on sale of receivables	4,440	1,583	-	(4,191)	1,832
Depreciation	12,778	3,138	19,185	1,421	36,522
Amortization	2,584	-	4,531	1,225	8,340
Capital expenditures	7,996	7,050	36,871	5,739	57,656